ESCROW AGREEMENT	Exhibit 99.1

This ESCROW AGREEMENT (as the same may be amended or modified from time to time pursuant hereto, this “Agreement”) is made and entered into as of ___, 2016, by and between Real Goods Solar, Inc., a Colorado corporation (“Issuer”) and Computershare Trust Company, N.A. (the “Escrow Agent”).

WHEREAS, as a condition to the closing of the transactions contemplated by that certain Securities Purchase Agreement dated as of ____, 2016, by and among the Issuer and the investors listed on the signature pages attached thereto (the “Buyers”), the Issuer is required to issue into escrow shares of the Issuer's Class A Common Stock, par value $0.0001 per share (the “Common Stock”) in accordance with the terms and conditions set forth in this Agreement; and

WHEREAS, certain retail investors (the “Retail Investors” and, together with the Buyers, the “Purchasers”) will be participating in the transactions contemplated by the Securities Purchase Agreement on the same terms and conditions as set forth in the Securities Purchase Agreement but such participation may be obtained verbally through sub-agents retained by the Issuer's placement agent rather than through the execution of the Securities Purchase Agreement and settlement of such accounts may occur directly with the participating brokers.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.            Appointment. The Issuer hereby appoints the Escrow Agent as its escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2.            Escrowed Asset.

(a)          Pursuant to Section ___ of the Securities Purchase Agreement, the Issuer agrees to issue and deposit with the Escrow Agent on or prior to ___, 2016 ___shares of Common Stock (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after the date hereof) (the the “Escrowed Shares”). The Escrow Agent shall hold the Escrowed Shares as a book position registered in the name of Computershare Trust Company, N.A. as Escrow Agent for the benefit of the Issuer in accordance with the terms and conditions of this Agreement.

(b)          Voting; Dividends; Stock Splits and Stock Combinations.

i.            Until the Escrowed Shares are released to the Purchasers, if ever, pursuant to the terms and conditions of this Agreement, the Purchasers shall have no right to the Escrowed Shares, including the right to exercise any voting rights with respect to Escrowed Shares. The Issuer shall direct the Escrow Agent in writing as to the exercise of any such voting rights, and the Escrow Agent shall comply with any such directions of the Issuer. In the absence of such directions, the Escrow Agent shall not vote any of the Escrowed Shares.

ii.           Any dividends paid with respect to the Escrowed Shares shall be delivered to the Buyers. Column (4) of the Schedule A attached hereto sets forth the number of Escrowed Shares purchased by each Buyer.

iii.          In the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of the common stock of the Issuer, other than a regular cash dividend, the Escrowed Shares under Section 2(a) above shall be appropriately adjusted on a pro rata basis.

3.            Disposition and Termination.

(a)          As soon as practicable (but no later than two Trading Days (as defined below)) after the date the Escrow Agent receives a duly completed and executed written notice from a Buyer, acknowledged and sent to the Escrow

Agent by the Issuer, in the form attached hereto as Exhibit B (a “Capacity Notice”) of such Buyer's election to receive all or any portion of the Escrowed Shares set forth opposite such Buyer's name in column (4) of Schedule A attached hereto, the Escrow Agent shall, provided that such Buyer causes its broker or bank to initiate a DWAC deposit, deliver and transfer to such Buyer such aggregate number of Escrowed Shares to which such Buyer is entitled pursuant to such Capacity Notice, by instructing the Issuer's transfer agent to credit such Buyer's or its designee's balance account with The Depository Trust Company (“DTC”) through its Deposit / Withdrawal At Custodian system (“DWAC”) pursuant to the DWAC instructions set forth on such Capacity Notice.

(b)          Reserved.

(c)          Upon the delivery of any and all remaining Escrowed Shares by the Escrow Agent in accordance with the terms and conditions of this Agreement, this Agreement shall terminate subject to the provisions of Section 7.

(d)          As used herein, “Trading Day” means any day on which the Common Stock is traded on The NASDAQ Capital Market, or, if The NASDAQ Capital Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

4.            Escrow Agent.

(a)          The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document, in connection herewith, if any, including without limitation the Securities Purchase Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. In the event of any conflict between the terms and provisions of this Agreement, those of the Securities Purchase Agreement, any schedule or exhibit attached to this Agreement, or any other agreement, the terms and conditions of this Agreement shall control only in connection with any matter related to the Escrow Agent. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall not be liable to any party, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Escrowed Shares, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 10 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 10. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due to it or the Escrowed Shares nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

(b)          The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent's bad faith, fraud, gross negligence or willful misconduct was the cause of any loss to the Issuer or any Purchaser. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reasonable reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from the Issuer or any Buyer hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Issuer

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or the applicable Buyer, as the case may be, which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. The Issuer agree to pursue any redress or recourse in connection with any dispute with the Purchasers without making the Escrow Agent a party to the same.

5.            Succession.

(a)          The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Issuer specifying a date when such resignation shall take effect. If the Issuer has failed to appoint a successor escrow agent, which shall be reasonably satisfactory to the Buyers, prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent within relevant jurisdiction or for other appropriate relief, and any such resulting appointment shall be binding upon the Issuer. The Escrow Agent's sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrowed Shares and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent's obligations hereunder shall cease and terminate, subject to the provisions of Section 7 hereunder.

(b)          Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

6.            Compensation and Reimbursement. The Escrow Agent shall be entitled to compensation for its services under this agreement as Escrow Agent and for reimbursement for its reasonable out-of-pocket costs and expenses, in the amounts and payable as set forth on Schedule C. All amounts owing under the foregoing sentence shall be paid by Issuer with respect to the annual and other fees described on Schedule C. The Escrow Agent shall also be entitled to payment of any amounts to which the Escrow Agent is entitled under the indemnification provisions contained herein as set forth in Section 7.

7.            Indemnity.

(a)          Subject to Section 7(c) below, Escrow Agent shall be liable for any losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigations, investigations, costs or expenses (including without limitation, the fees and expenses of outside counsel and experts and their staffs and all expenses of document location, duplication and shipment) (collectively “Losses”) only to the extent such Losses are determined by a court of competent jurisdiction to be a result of Escrow Agent's bad faith, fraud, gross negligence or willful misconduct; provided, however, that any liability of Escrow Agent will be limited in the aggregate to the value of the Escrowed Shares deposited with the Escrow Agent.

(b)          The Issuer shall indemnify and hold Escrow Agent harmless from and against, and Escrow Agent shall not be responsible for, any and all Losses arising out of or attributable to Escrow Agent's duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Losses or enforcing this Agreement, except to the extent of liability described in Section 7(a) above.

(c)          Without limiting Issuer's indemnification obligations set forth in Section 7(b) above, neither the Issuer nor the Escrow Agent shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

(d)          This Section 7 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.

8.            Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.

(a)          Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with

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it. Accordingly, the Issuer acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent's identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Issuer's identity including without limitation name, address and organizational documents (“identifying information”). The Issuer agrees to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

(b)          Certification and Tax Reporting. The Issuer has provided the Escrow Agent with its fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation.

9.          Notices. All communications hereunder shall be in writing and except for communications from the Issuer or the Purchasers setting forth, claiming, containing, objecting to, or in any way related to the full or partial transfer or distribution of the Escrowed Shares, including but not limited to transfer instructions (all of which shall be specifically governed by Section 10 below), shall be deemed to be duly given after it has been received and the receiving party has had a reasonable time to act upon such communication if it is sent or served:

(a) by facsimile or other electronic transmission (including e-mail);

(b) by overnight courier; or

(c) by prepaid registered mail, return receipt requested;

to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

If to Issuer:	Real Goods Solar, Inc.
833 W. South Boulder Road
Louisville, Colorado 80027-2452
Attention: Dennis Lacey
Telephone: (303) 222-8541
E-mail: Dennis.Lacey@rgsenergy.com

with a copy (which will not constitute notice) to:	Brownstein Hyatt Farber Schreck, LLP 410 Seventeenth Street, Suite 2200 Denver, Colorado 80202-4432 Attention: Thomas B. Romer and Kristin Macdonald Email: tromer@bhfs.com Email: kmacdonald@bhfs.com

If to the Escrow Agent:	Computershare Trust Company, N.A.
8742 Lucent Blvd. Suite 225
Highlands Ranch CO 80129

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Facsimile No. (303) 262-0608
Attention: John Wahl / Rose Stroud
E-mail: Rose.Stroud@computershare.com

with a copy (which will not constitute notice) to:	Computershare Trust Company, N.A. 480 Washington Boulevard Jersey City, NJ 07310 Attn: General Counsel Facsimile: (201) 680-4610

Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

10.          Security Procedures.         Notwithstanding anything to the contrary as set forth in Section 9, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution, including but not limited to any transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 3 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile or other electronic transmission (including e-mail) and no instruction for or related to the transfer or distribution of the Escrowed Shares, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile or other electronic transmission (including e-mail) at the number or e-mail address provided to the Issuer or the Purchasers by the Escrow Agent in accordance with Section 9 and as further evidenced by a confirmed transmittal to that number. In the event transfer instructions are so received by the Escrow Agent by facsimile or other electronic transmission (including e-mail), the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated in Section 9 or on Schedule A hereto, as applicable, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Section 9 or on Schedule A hereto, as applicable, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by telephone call-back to any one or more of Issuer's or Buyer's, as applicable, executive officers, (“Executive Officers”), as the case may be, which shall include the titles of President, Chief Executive Officer, Controller, General Counsel and Chief Financial Officer, as the Escrow Agent may select. Such Executive Officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer.

11.          Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent reasonably obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

12.          Miscellaneous. Except for transfer instructions as provided in Section 10, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent, the Issuer and the Buyers. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party, except as provided in Section 5, without the prior consent of the Escrow Agent

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and the other parties. This Agreement shall be governed by and construed under the laws of the State of New York. THE ISSUER AND THE ESCROW AGENT IRREVOCABLY WAIVES ANY OBJECTION ON THE GROUNDS OF VENUE, FORUM NON-CONVENIENS OR ANY SIMILAR GROUNDS AND IRREVOCABLY CONSENTS TO SERVICE OF PROCESS BY MAIL OR IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW AND CONSENTS TO THE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK OR UNITED STATES FEDERAL COURT, IN EACH CASE, SITTING IN NEW YORK COUNTY, NEW YORK. THE ISSUER AND THE ESCROW AGENT FURTHER HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LAWSUIT OR JUDICIAL PROCEEDING ARISING OR RELATING TO THIS AGREEMENT. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or other electronic transmission (including e-mail), and such facsimile or other electronic transmission (including e-mail) will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. The parties represent, warrant and covenant that each document, notice, instruction or request provided by such party to Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 7 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent, the Issuer and the Purchasers any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or the Escrowed Shares escrowed hereunder.

13.          Third Party Beneficiaries. This Agreement is intended for the benefit of the Purchasers and their respective permitted successors and assigns and any provision hereof may be enforced by the Purchasers.

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

REAL GOODS SOLAR, INC.

By:

Name:

Title:

COMPUTERSHARE TRUST COMPANY, N.A.

as Escrow Agent

By:

Name:

Title:

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SCHEDULE A

(1)	(2)	(3)	(4)	(5)	(6)

Buyer	Address, E-mail, Facsimile Number and Telephone Number	Number of Common Shares	Number of Escrowed Shares	DWAC Instructions	Legal Representative's Address and Facsimile Number

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EXHIBIT B

CAPACITY NOTICE

TO BE EXECUTED BY THE HOLDER TO RECEIVE CAPACITY SHARES

REAL GOODS SOLAR, INC.

The undersigned holder hereby exercises the right to receive _________________ of the shares of Class A Common Stock, par value $0.0001 per share (“Escrowed Shares”) of Real Goods Solar, Inc., a Colorado corporation (the “Company”) and hereby directs the Company to deliver to the undersigned such number of Escrowed Shares, in each case, in accordance with the terms of that certain Securities Purchase Agreement dated as of ___, 2016, by and between the Company and the Buyers listed on the signature page attached thereto.

Date: _______________ __, ______

Name of Registered Holder

By:

Name:
Title:

DWAC Instructions:

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